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Contact:                    Halsey Drug Co., Inc.
Investor Relations -        Peter A. Clemens, Vice President and CFO
                           (815) 399-2060

                              FOR IMMEDIATE RELEASE

                              HALSEY DRUG CO., INC.
                   ANNOUNCES AMEX REVIEW OF CONTINUED LISTING

Rockford, IL, March 14, 2000, Halsey Drug Co., Inc. (AMEX:HDG) announced today that it has been advised by the American Stock Exchange ("Amex") that the Amex has determined to delist the Common Stock of the Company as it does not meet the Amex's criteria for continued listing. Such criteria include minimum levels of shareholders equity and the absence of years of net losses from continuing operations. In response to the Amex notice, the Company has exercised its right to appeal the Amex's decision and has requested a formal hearing in order to further consider the decision. There can be no assurance that the Company's common stock will remain listed on the Amex. In the event the Company is unsuccessful in its appeal to maintain the listing of the Company's Common Stock on the Amex, it is anticipated that the Company's Common Stock will trade on the Over the Counter Bulletin Board.

Except for the historical matters contained herein, the statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risks and uncertainties which may affect Halsey's business and prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

Halsey Drug Co., Inc., together with its subsidiaries, is a leading manufacturer of generic drugs in solid and liquid dosage forms sold to distributors, wholesalers, drugstore chains, institutions, government agencies and other pharmaceutical manufacturers nationwide, as well as a manufacturer of active pharmaceutical ingredients.